EXHIBIT 99.1

NOODLES & COMPANY 2024 INDUCEMENT PLAN

1.    Purpose

The Noodles & Company 2024 Inducement Plan, through the granting of Awards, is intended to provide a material inducement for certain individuals to enter into employment with the Company within the meaning of the Listing Rule and to focus on the Company’s performance and link such individuals’ interests with those of the Company’s stockholders through increased stock ownership. The Plan provides for the potential grant of Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.    Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b)    “Affiliate” has the meaning ascribed in Rule 12b-2 under the Exchange Act

(c)    “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d)    “Award Agreement” means a written agreement or other instrument (including electronic) as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e)    “Beneficiary” means the person, persons, trust or trusts entitled, by will, the laws of descent and distribution or by designation on a beneficiary designation form adopted by the Administrator for such purpose, to receive the benefits specified under this Plan in the event of a Participant’s death.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Cause” means (unless otherwise expressly provided in the Award Agreement or another contract with the Participant, including an employment agreement) the Company’s termination of the Participant’s employment because the Participant (i) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; or (ii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company financially or reputationally; or (iii) willfully violates any material Company policy or any noncompetition or non-solicitation covenant between the Participant and the Company. The determination of “Cause” shall be in the reasonable discretion of the Administrator.

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(i)    “Change in Control” means the first to occur of any of the following events:

(i)    during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii)    the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (excluding for this purpose any ownership or additional acquisition of Common Stock by any person (or any Affiliate thereof) that owns more than 10% of the Common Stock as of the Effective Date);

(iii)    the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or

(iv)    the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(j)    “Common Stock” means the Company’s common stock, par value $0.01, subject to adjustment as provided in Section 12.
(k)    “Company” means Noodles & Company, a Delaware corporation, and its successors.

(l)    “Disability” means the absence of the Participant from the Participant’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Participant or the Participant's legal representative.

(m)    “Effective Date” means the date this Plan becomes effective pursuant to Section 4.

(n)    “Employee” means any person providing services as an employee of the Company or any Subsidiary. For avoidance of doubt, service solely as a Nonemployee Director or other service provider, or payment of a fee for such services, will not cause a Nonemployee Director or other service provider to be considered an “Employee” for purposes of this Plan. Notwithstanding the foregoing, a person who already is serving as a Nonemployee Director or other service provider prior to becoming an Employee will not be eligible to be granted an Award under the Plan unless permitted under the Listing Rule.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(p)    “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ, in any case, as reported in such source as the Administrator shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.

(q)    “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement. Nothing herein shall be construed as creating any limitations on the Company’s ability to adopt such other incentive arrangements as either may deem desirable, including without limitation, annual and/or long-term cash-based incentive compensation plans.

(r)    “Listing Rule” means Rule 5635(c)(4) of the Nasdaq Listing Rules.

(s)    “New Employee” means an Employee who commenced employment with the Company or any of its Subsidiaries or Affiliates on terms and conditions consistent with the Listing Rule.

(t)    “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an Employee.

(u)    “Option” means a stock option granted pursuant to Section 6 of the Plan that is not intended to be, and does not qualify as, an “incentive stock option” within the meaning of Section 422 of the Code.

(v)    “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.
(w)    “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria established pursuant to Section 13.

(x)    “Plan” means the Noodles & Company 2024 Inducement Plan, as set forth herein and as amended from time to time.

(y)    “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(z)    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(aa)    “Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.

(bb)    “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(cc)    “Subsidiary” means any corporation or other entity a majority or more of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Company, and if specifically determined by the Administrator, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(dd)    “Termination of Employment” means ceasing to serve as an Employee, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(c), that an approved leave of absence or approved employment on a less than full-time basis shall be considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, and (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an Employee. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company or any Subsidiary for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding.

3.    Eligibility

Awards under the Plan may be granted only to New Employees who satisfy the standards for inducement grants under the Listing Rule, and only when the Award is an inducement material to the individual’s entering into employment with the Company within the meaning of the Listing Rule. Awards must be approved by either a majority of the Company’s “Independent Directors” (as such term is defined in NASDAQ Listing Rule 5605(a)(2)) or the Management Development & Compensation Committee of the Board (the “Compensation Committee”), provided the Compensation Committee is comprised solely of Independent Directors in order to comply with the exemption from the stockholder approval requirement for “inducement grants” provided under the Listing Rule.

4.    Effective Date and Termination of Plan

This Plan was adopted by the Board on July 3, 2024 (the “Effective Date”). The Plan will have no fixed expiration date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.    Shares Subject to the Plan and to Awards

(a)    Aggregate Limits. Subject to adjustment as provided in Sections 12 and the share counting     provisions below, and as of the Effective Date, the number of Shares that shall be authorized for grant under the Plan shall equal a total of 500,000 Shares.

(b)    Character of Shares. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(c)    Issuance of Shares. If after the Effective Date of the Plan any Shares subject to an Award are forfeited, an Award expires, is canceled, or an Award is settled for cash or is unearned (in each case in whole or in part), then in each such case the Shares subject to such Award shall, to the extent of such forfeiture, expiration, cancellation, cash settlement or unearned amount, be added (or added back, as applicable) to the Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering or other use of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered, otherwise used or withheld shall be added to the Shares available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added (or added back, as applicable) to the Shares authorized and available for Awards under Section 5(a): (1) Shares tendered or otherwise used by the Participant or withheld by the Company in payment of the exercise or purchase price of an Option; (2) Shares tendered or otherwise used by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award of Options or Stock Appreciation Rights (3) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof; and (4) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

6.    Options

(a)    Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to an Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)    Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c)    Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/or exercisability of an Option may be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant.

(d)    Effect of Termination of Employment. Unless an Option earlier expires upon the expiration date established pursuant to Section 6(c), upon a Termination of Employment (i) any portion of the Option that is not exercisable at the time of such Termination of Employment shall be forfeited and canceled as of the date of such Termination of Employment and (ii) a Participant’s (or his or her Beneficiary’s) rights to exercise any portion of the Option that is exercisable at the time of such Termination of Employment shall be only as follows, in each case, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement:

(1)    Death. If a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant’s Beneficiary for a period of twelve months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(2)    Disability. If a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant for a period of twelve months from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(3)    Cause. If a Participant incurs a Termination of Employment by reason of a termination by the Company for Cause, the entire Option, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Employment.

(4)    Termination for Reasons other than Death, Disability or Cause. If a Participant incurs a Termination of Employment for any reason other than death, Disability or for Cause, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant for a period of three months from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

7.    Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

8.    Restricted Stock and Restricted Stock Units

(a)    Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)    Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator,(v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)    Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include performance criteria.

(d)    Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be increased or reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e)    Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)    Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be accrued and paid in cash. Notwithstanding the foregoing, any dividends payable in connection with Restricted Stock shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock and shall not be paid unless and until the underlying Restricted Stock is vested or earned. Subject to Section 13, Shares underlying Restricted Stock Units shall be entitled to dividend equivalents only to the extent provided by the Administrator.

(g)    Effect of Termination of Employment. Upon a Participant’s Termination of Employment for any reason (including by reason of death or Disability), any then unvested Restricted Stock or Restricted Stock Units held by the Participant shall be forfeited and canceled as of the date of such Termination of Employment, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement.

9.    Incentive Bonuses

(a)    General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Administrator.

(b)    Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c)    Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.

(d)    Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e)    Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be increased or reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f)    Subplans. Incentive Bonuses payable hereunder may be pursuant to one or more subplans.

(g)    Effect of Termination of Employment. Upon a Participant’s Termination of Employment for any reason (including by reason of death or Disability), the Participant shall receive payment in respect of any Incentive Bonuses only to the extent specified by the Administrator, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement. Payments in respect of any such Incentive Bonuses shall be made at the time specified by the Administrator and set forth in the Award Agreement.

10.    Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.    Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.    Adjustment of and Changes in the Stock; Certain Transactions; Change in Control

(a)    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, but excluding regular, quarterly and other periodic cash dividends), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Section 5(a) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Section 5(a) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12(a) may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(a) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(b)    Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, the Administrator may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof upon a Change in Control or the termination of the Participant’s employment following a Change in Control. In addition, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the Administrator may provide that any or all of the following shall occur in connection with a Change in Control: (a) the substitution for the Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (b) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change in Control in an amount equal to the value of the consideration to be received by holders of Common Stock in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof, (c) acceleration of the vesting (and, as applicable, the exercisability) of any and/or all outstanding Awards, and/or (d) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change in Control. Any actions or determinations of the Administrator pursuant to this Section 12(b) may, but need not be uniform as to all outstanding Awards, and the Administrator may, but need not treat all holders of outstanding Awards identically.

13.    Dividend Equivalents

Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Administrator, be entitled to receive amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Administrator, in its sole discretion. The Administrator may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Notwithstanding the foregoing, any dividends (including payable in connection with Restricted Stock) or Dividend Equivalents (payable in connection with Awards other than Options or Stock Appreciation Rights) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award is vested or earned. For the avoidance of doubt, no dividends or Dividend Equivalents shall be paid or granted in respect of Shares subject to Options or Stock Appreciation Rights and no holder of an Option or Stock Appreciation Right shall be entitled to any dividends with respect to the Shares subject to Options or Stock Appreciation Rights unless and until such Options or Stock Appreciation Rights have vested and have been exercised in accordance with the terms of the Plan and the applicable Award Agreement and such Shares are reflected as issued and outstanding.

14.    Transferability

No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and, during his or her lifetime, each Option or Stock Appreciation Right shall be exercisable only by the Participant; provided that the designation of a Beneficiary shall not constitute a sale, transfer, pledge, assignment, alienation or hypothecation of an Award. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer, for no consideration, an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment, performance or service shall continue to be determined with reference to the Grantee’s employment, performance or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession. Any attempted sale, transfer, pledge, assignment, alienation or hypothecation of an Award by a Participant in violation of this Section 14 shall result in forfeiture of such Award.

15.    Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment, or a violation of any non-competition covenant, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or a violation of any non-competition covenant, then except as otherwise provided by the Administrator, (a) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (b) the Participant will forfeit all outstanding Awards and (c) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.

16.    Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.    Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise,, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten (10) days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her (at up to the Participant’s maximum required tax withholding rate or such other lesser rate that will not cause an adverse accounting consequence or cost) upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18.    Administration of the Plan

(a)    Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee, such other committee as designated by the Board or, in the absence of a Compensation Committee or another committee designated by the Board, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Administrator. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Administrator hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)    Powers of Administrator. Subject to the express provisions of this Plan, including, without limitation, the limitations set forth in Section 3 with respect to the approval of Awards, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or a Subsidiary and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award.

(c)    Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)    Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.    Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan; provided that the Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable law and stock exchange listing requirements.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.    No Liability of Company

The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.    Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable.

22.    No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

23.    Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

24.    Code Section 409A

It is intended that any Options, Stock Appreciation Rights, and Restricted Stock issued pursuant to this Plan and any Award Agreement shall not constitute “Deferrals of Compensation” within the meaning of Code section 409A and, as a result, shall not be subject to the requirements of Code section 409A. It is further intended that any Restricted Stock Units and Incentive Bonuses issued pursuant to this Plan and any Award Agreement (which may or may not constitute “deferrals of compensation,” depending on the terms of each Award) shall avoid any “plan failures” within the meaning of Code section 409A(a)(1). The Plan is to be interpreted and administered in a manner consistent with these intentions. However, no guarantee or commitment is made that the Plan or any Award Agreement shall be administered in accordance with the requirements of Code section 409A, with respect to amounts that are subject to such requirements, or that the Plan or any Award Agreement shall be administered in a manner that avoids the application of Code section 409A, with respect to amounts that are not subject to such requirements.

25.    Required Delay in Payment on Account of a Separation from Service

Notwithstanding any other provision in this Plan or any Award Agreement, if any Award recipient is a “specified employee,” as defined in Treasury Regulations section 1.409A-1(i), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Code section 409A), then, to the extent required by Treasury Regulations section 1.409A-3(i)(2), any payment made to the Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Administrator may elect any of the methods of applying this rule that are permitted under Treasury Regulations section 1.409A-3(i)(2)(ii).

26.    Recoupment

All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, as may be adopted and/or amended from time to time, and any future clawback policy that the Company is required to adopt (and/or amend) pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.